Exhibit 99.1

Viking Therapeutics Reports Second Quarter 2023 Financial Results and Provides Corporate Update

Conference call scheduled for 4:30 p.m. ET today

•
Reported Positive Top-Line Results from Phase 2b VOYAGE Study of VK2809 in Patients with Biopsy-Confirmed NASH, Showing up to 55% Median Liver Fat Reduction; 52 Week Biopsy Results Expected 1H24

•
Phase 2 Study of Dual GLP-1/GIP Agonist VK2735 in Obesity Planned for 3Q23

•
Phase 1 Trial of Oral VK2735 Ongoing; Results Expected 4Q23

•
Strong Quarter-End Cash Position of $393M

SAN DIEGO, July 26, 2023 -- Viking Therapeutics, Inc. ("Viking") (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the second quarter and six months ended June 30, 2023, and provided an update on its clinical pipeline and other corporate developments.

Highlights from the Quarter Ended June 30, 2023, and Other Recent Events:

“In the second quarter of 2023 Viking continued to build on the momentum achieved in the first quarter, following the successful Phase 1 results of the dual incretin receptor agonist VK2735 for obesity,” stated Brian Lian, Ph.D., chief executive officer of Viking. “During the second quarter, we reported top-line data from our Phase 2b VOYAGE study of VK2809 in patients with biopsy-confirmed NASH and fibrosis. The results demonstrated robust efficacy on the primary endpoint of reduction in liver fat at 12 weeks, and reaffirmed prior data showing VK2809’s promising tolerability and safety profile. We remain on track to report the histology data from VOYAGE in the first half of 2024. With our lead obesity candidate, VK2735, we expect to initiate a Phase 2 trial later this quarter, and report results in the first half of 2024. In addition, the Phase 1 trial of our novel oral formulation of VK2735 continues to enroll, and we expect to report the initial results from this study later this year. We ended the second quarter with approximately $393 million, placing us in a strong financial position, with runway to execute through multiple potential value-creating events.”

Pipeline and Recent Corporate Highlights

•
Reported Positive Top-Line Results from Phase 2b VOYAGE Study of VK2809 in Patients with Biopsy-Confirmed NASH. VK2809 is an orally available, small molecule agonist of the thyroid hormone receptor that is selective for liver tissue as well as the beta isoform of the receptor. During the second quarter, the company announced positive top-line results from its Phase 2b VOYAGE study evaluating VK2809 in patients with biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis. The study achieved its primary endpoint, with patients receiving VK2809 experiencing statistically significant reductions in liver fat content from baseline to Week 12 as compared with placebo. The median relative change from baseline in liver fat as assessed by magnetic resonance imaging, proton density fat fraction (MRI-PDFF) ranged from 38% to 55% for patients receiving VK2809. Importantly, up to 85% of patients receiving VK2809 experienced at least a 30% relative reduction in liver fat content, a level of reduction that is associated with greater likelihood of histologic improvement in NASH. Additionally, VK2809-treated patients demonstrated statistically significant reductions in low-density lipoprotein cholesterol (LDL-C), triglycerides, and atherogenic lipoproteins, all of which have been correlated with cardiovascular risk. The VOYAGE data thus far support previous findings indicating that VK2809 may offer a cardio-protective benefit.

The VOYAGE data also confirmed previously reported results demonstrating VK2809’s encouraging safety and tolerability profile. After 12 weeks, 94% of treatment related adverse events among patients receiving VK2809 were reported as mild or moderate. As in prior studies, VK2809 demonstrated excellent gastrointestinal (GI) tolerability, with rates of nausea, diarrhea, stool frequency, and vomiting similar among VK2809-treated patients compared to placebo.

The top-line Phase 2b VOYAGE findings support the company’s belief that VK2809’s broad lipid-lowering properties, combined with its safety, excellent tolerability, significant liver-fat reduction, and oral route of administration, establish it as a best-in-class therapeutic for the treatment of NASH. The company expects to report data from the secondary and exploratory objectives of the study, including the evaluation of histologic changes assessed by hepatic biopsy after 52 weeks of treatment, in the first half of 2024.

•
Initiation of Phase 2 Study of VK2735 in Obese Patients Planned for 3Q23 Following Positive Phase 1 Data Demonstrating Significant Weight Loss, Promising Safety and Tolerability. VK2735 is a wholly owned dual agonist of the glucagon like peptide-1, or GLP-1 receptor, and the glucose dependent insulinotropic polypeptide, or GIP receptor, for the potential treatment of various metabolic disorders such as obesity, NASH, and certain rare disorders. Initial in vivo data from the company’s dual agonist program demonstrated improvements in weight loss, glucose control and insulin sensitivity among diet-induced obese mice following treatment with Viking’s compounds as compared to a GLP-1 mono-agonist, when administered at the same dose for the same period of time. VK2735-treated animals also demonstrated reductions in liver fat content that were generally larger than those observed among animals treated with a GLP-1 mono-agonist.

During the first quarter of 2023, the company announced positive results from a Phase 1 single ascending dose (SAD) and multiple ascending dose (MAD) clinical trial of

VK2735, which demonstrated that treatment with VK2735 was safe and well-tolerated following weekly dosing for 28 days in healthy obese volunteers. In addition, treatment with VK2735 led to mean weight loss of up to 18 pounds from baseline.

In the SAD portion of the Phase 1 study, VK2735 demonstrated promising safety and tolerability, as well as a predictable pharmacokinetic profile. Following single subcutaneous doses, VK2735 demonstrated a half-life of approximately 170 to 250 hours, a Tmax (time to reach maximum plasma concentration) ranging from approximately 75 to 90 hours, and excellent therapeutic exposures.

In the 28-day MAD portion of the study, VK2735 demonstrated encouraging safety and tolerability, and positive signs of clinical activity. All cohorts receiving VK2735 experienced reductions in mean body weight from baseline, ranging up to 7.8%. Cohorts receiving VK2735 also demonstrated reductions in mean body weight relative to placebo, ranging up to 6.0%. Statistically significant differences compared to placebo were maintained or improved at the Day 43 follow-up time point, 21 days after the last dose of VK2735 was administered.

Importantly, VK2735 demonstrated encouraging safety and tolerability following repeated dosing. The majority of observed adverse events (98%) were reported as mild or moderate, and the majority of GI-related adverse events (99%) were also reported as mild or moderate. No subjects were discontinued for nausea, vomiting, or GI adverse events. Notably, despite robust activation of the incretin receptor pathways, no hypoglycemia was reported. The company believes that the tolerability data from this study indicate that higher doses may be achieved with longer titration windows. Further dose escalation is planned in future clinical studies.

Based on these positive results, the company plans to initiate a Phase 2 study of VK2735 in patients with obesity in 3Q23.

•
Phase 1 Trial Evaluating Novel Oral Formulation of VK2735 Continues to Enroll; Data Expected in 2H23. During the first quarter of 2023, concurrent with the announcement of results from the Phase 1 trial of the subcutaneous injectable formulation of VK2735, Viking announced the initiation of a Phase 1 clinical study to evaluate a novel oral formulation of VK2735. The company believes the potential to provide both subcutaneous and oral dosage forms may represent an important option for patients, and may significantly expand the market opportunity for VK2735.

This study, which is an extension of the SAD/MAD Phase 1 trial for VK2735 described above, is a randomized, double-blind, placebo-controlled trial in healthy adults with a minimum BMI of 30 kg/m2. The primary objective of the study is to evaluate the safety and tolerability of VK2735 administered as an oral tablet once daily for 28 days. The secondary objective is to evaluate the pharmacokinetics of orally administered VK2735 in healthy subjects. Exploratory pharmacodynamic measures include assessments of changes in body weight and plasma glucose.

The company expects to report the initial data from the oral formulation Phase 1 study in 4Q23.

•
Phase 1b Study of VK0214 in X-ALD Continues to Enroll. VK0214 is a novel, orally available thyroid hormone receptor beta agonist being evaluated as a potential treatment for X-linked adrenoleukodystrophy (X-ALD), a rare neurogenerative disease for which there are currently no pharmacologic treatment options.

In 2021, Viking announced the results from a Phase 1 study of VK0214 in healthy volunteers. The study successfully achieved its primary and secondary endpoints as VK0214 demonstrated dose-dependent exposures, no evidence of accumulation, and a half-life consistent with once daily dosing. VK0214 demonstrated encouraging safety and tolerability in this study, with no serious adverse events observed and no differences reported for GI side effects such as nausea or diarrhea among subjects treated with VK0214 compared with placebo.

Following completion of the Phase 1 study, the company initiated a Phase 1b study of VK0214 in patients with the adrenomyeloneuropathy, or AMN, form of X-ALD. AMN is the most common form of X-ALD, affecting approximately 50% of those with the disease. The Phase 1b trial is a randomized, double-blind, placebo-controlled multi-center study in adult male patients with AMN. The primary objectives of the study are to evaluate the safety and tolerability of VK0214 administered orally, once-daily for 28-days. The study also includes an evaluation of the pharmacokinetics of VK0214 in AMN patients, as well as an exploratory assessment of changes in plasma levels of very long chain fatty acids.

This Phase 1b study continues to enroll, and the company expects to complete enrollment in 2H23.

•
Closed Successful Offering of Common Stock, Raising Gross Proceeds of Approximately $288 Million. In the second quarter, Viking closed a public offering of common stock, which raised gross proceeds of $287.5 million, significantly strengthening the company’s cash position. As of the end of the second quarter, the company held approximately $393 million in cash, cash equivalents, and marketable securities. These funds will support the ongoing expansion of Viking’s development pipeline, allowing advancement of these programs through important clinical milestones.

Second Quarter and Six Month Financial Highlights

Second Quarter Ended June 30, 2023 and 2022

Research and development expenses for the three months ended June 30, 2023, were $13.9 million compared to $13.5 million for the same period in 2022. The increase was primarily due to increased expenses related to pre-clinical studies, manufacturing for the company’s drug candidates, stock-based compensation, salaries and benefits and third-party consultants, partially offset by decreased expenses related to clinical studies.

General and administrative expenses for the three months ended June 30, 2023, were $9.8 million compared to $4.1 million for the same period in 2022. The increase was primarily due to increased expenses related to legal and patent services, stock-based compensation and salaries and benefits.

For the three months ended June 30, 2023, Viking reported a net loss of $19.2 million, or $0.19 per share, compared to a net loss of $17.4 million, or $0.23 per share, in the corresponding period in 2022. The increase in net loss for the three months ended June 30, 2023, was primarily due to the increase in general and administrative expenses, noted previously, partially offset by increased interest income compared to the same period in 2022.

Six Months Ended June 30, 2023 and 2022

Research and development expenses for the six months ended June 30, 2023, were $24.9 million compared to $26.1 million for the same period in 2022. The decrease was primarily due to decreased expenses related to clinical studies, partially offset by increased expenses related to manufacturing for the company’s drug candidates, stock-based compensation, salaries and benefits and regulatory services.

General and administrative expenses for the six months ended June 30, 2023, were $19.4 million compared to $7.8 million for the same period in 2022. The increase was primarily due to increased expenses related to legal and patent services, stock-based compensation, and salaries and benefits.

For the six months ended June 30, 2023, Viking reported a net loss of $38.8 million, or $0.44 per share, compared to a net loss of $33.5 million, or $0.43 per share, in the corresponding period in 2022. The increase in net loss for the six months ended June 30, 2023, was primarily due to the increase in general and administrative expenses, noted previously, partially offset by increased interest income compared to the same period in 2022.

Balance Sheet as of June 30, 2023

At June 30, 2023, Viking held cash, cash equivalents and short-term investments of $392.9 million, compared to $155.5 million as of December 31, 2022.

Conference Call

Management will host a conference call to discuss the company’s second quarter financial results today at 4:30 pm Eastern. To participate in the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until August 2, 2023, by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S. and entering conference ID # 7363621. Those interested in listening to the conference call live via the internet may do so by visiting the Webcasts page of Viking’s website at http://ir.vikingtherapeutics.com/webcasts. An archive of the webcast will also be available on the Webcasts page of the company’s website for 30 days.

About Viking Therapeutics, Inc.

Viking Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders, with three compounds currently in clinical trials. Viking's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives. The company's clinical programs include VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders, which is currently being evaluated in a Phase 2b study for the treatment of biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis. In a Phase 2a trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo. The company is also developing VK2735, a novel dual agonist of the glucagon-like peptide 1 (GLP-1) and glucose-dependent insulinotropic polypeptide (GIP) receptors for the potential treatment of various metabolic disorders. Data from a Phase 1 trial evaluating VK2735 (dosed subcutaneously) for metabolic disorders demonstrated an encouraging safety and tolerability profile as well as positive signs of clinical benefit. The company also recently initiated a Phase 1 study to evaluate an oral formulation of VK2735. In the rare disease space, the company is developing VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the potential treatment of X-linked adrenoleukodystrophy (X-ALD). VK0214 is currently being evaluated in a Phase 1b clinical trial in patients with the adrenomyeloneuropathy (AMN) form of X-ALD. The company holds exclusive worldwide rights to a portfolio of five therapeutic programs, including VK2809 and VK0214, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.

For more information about Viking Therapeutics, please visit www.vikingtherapeutics.com. Follow Viking on Twitter @Viking_VKTX.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its clinical and preclinical development programs and cash resources. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK2735, VK0214, VK2809, and the company's other incretin receptor agonists; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission, including Viking's Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof. Viking disclaims any obligation to update these forward-looking statements except as required by law.

Viking Therapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	13,917	13,542	24,925	26,097
General and administrative	9,823	4,089	19,352	7,779
Total operating expenses	23,740	17,631	44,277	33,876
Loss from operations	(23,740)	(17,631)	(44,277)	(33,876)
Other income (expense):
Amortization of financing costs	(32)	(12)	(60)	(24)
Interest income, net	4,547	253	5,581	407
Realized loss on investments, net	—	(42)	—	(42)
Total other income, net	4,515	199	5,521	341
Net loss	(19,225)	(17,432)	(38,756)	(33,535)
Other comprehensive loss, net of tax:
Unrealized gain (loss) on securities	(417)	(31)	84	(924)
Foreign currency translation loss	(5)	(207)	(22)	(176)
Comprehensive loss	$(19,647)	$(17,670)	$(38,694)	$(34,635)

Basic and diluted net loss per common share	$(0.19)	$(0.23)	$(0.44)	$(0.43)
Weighted-average shares used to compute basic and diluted net loss per share	99,010	76,842	88,738	77,126

Viking Therapeutics, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	June 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$69,519	$36,632
Short-term investments – available for sale	323,401	118,853
Prepaid clinical trial and preclinical study costs	5,491	8,144
Prepaid expenses and other current assets	960	3,411
Total current assets	399,371	167,040
Right-of-use assets	1,273	1,418
Deferred financing costs	16	38
Deposits	33	33
Total assets	$400,693	$168,529
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,611	$8,529
Other accrued liabilities	7,553	13,114
Lease liability, current	314	304
Total current liabilities	13,478	21,947
Lease liability, net of current portion	1,100	1,260
Total long-term liabilities	1,100	1,260
Total liabilities	14,578	23,207
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at June 30, 2023 and December 31, 2022; no shares issued and outstanding at June 30, 2023 and December 31, 2022	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at June 30, 2023 and December 31, 2022; 100,028,828 shares issued and outstanding at June 30, 2023 and 78,257,258 shares issued and outstanding at December 31, 2022	1	1
Treasury stock at cost, 2,193,251 shares at June 30, 2023 and December 31, 2022	(6,795)	(6,795)
Additional paid-in capital	724,754	445,267
Accumulated deficit	(330,805)	(292,049)
Accumulated other comprehensive loss	(1,040)	(1,102)
Total stockholders’ equity	386,115	145,322
Total liabilities and stockholders’ equity	$400,693	$168,529

Contacts:

Viking Therapeutics

Greg Zante

Chief Financial Officer

858-704-4672

gzante@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com